UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25
                          NOTIFICATION OF LATE FILING


                                        Commission File Number 000-21006



(Check One):   [ ] Form 10-K    [ ] Form 20-F    [ ] Form 11-K
               [X] Form 10-Q    [ ] Form N-SAR

                        For Period Ended: SEPTEMBER 30, 1998
                        [  ] Transition Report on Form 10-K
                        [  ] Transition Report on Form 20-F
                        [  ] Transition Report on Form 11-K
                        [  ] Transition Report on Form 10-Q
                        [  ] Transition Report on Form N-SAR
                        For the Transition Period Ended:_____________________

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 READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the  filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

INFU-TECH, INC.
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Full Name of Registrant

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Former Name if Applicable

910 SYLVAN AVENUE
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Address of Principal Executive Office (Street and Number)

ENGLEWOOD CLIFFS, NJ 07632
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City, State and Zip Code


PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)



      (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]   (b)   The subject  annual  report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-DQ, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c)   The accountant's statement or other  exhibit  required by Rule 12b-
            25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

 A new principal financial officer joined the registrant on November 2, 1998. He requires time to familiarize himself with the registrant's financial affairs and accounting systems before the Form 10-Q is filed.

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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      ROY SMOLARZ                   201                    567-4600
      -----------                   ---                    --------
         (Name)                 (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                              [X] Yes    [ ] No

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(3)   Is it anticipated that any  significant  change  in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ] Yes    [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               INFU-TECH, INC.
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                   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date November 16, 1998                    By /S/ ROY B. SMOLARZ
                                              __________________________________
                                              Name: Roy B. Smolarz
                                              Title: Executive Vice President


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